Exhibit 99.1
CONN'S, INC. REPORTS FEBRUARY 2016 SALES AND DELINQUENCY DATA
THE WOODLANDS, TEXAS, March 8, 2016 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today reported $108.8 million in total retail net sales for the month ended February 29, 2016, a 13.9% increase compared to the same prior year period.
The following table presents the Company's percentage change in same store sales for the month ended February 29, 2016, compared to the same prior-year periods, and the 60-plus day delinquency rate as of February 29, 2016:

Month Ended February 29, 2016
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	12.2%
Home appliance	0.4
Consumer electronic	(4.8)
Home office	(4.8)
Other	1.9
Product sales	2.4
Repair service agreement commissions	4.6
Total net sales	2.7%
Total net sales (excluding exited products)	5.2%

As of February 29, 2016
60-plus day delinquency rate	9.3%
Norm Miller, Conn's Chief Executive Officer and President, commented, "During February, sales growth was led by furniture as we continue focusing on the strategic expansion of the assortment. Same store sales increased 12.2% in the Furniture and mattress category. Excluding the impact of our decision to exit video game products, digital cameras, and certain tablets, overall same store sales increased 5.2% for February.
"Same store sales for the month benefited by about 4% due to the extra day in February of this year. As expected, we also received a boost from the timing of the Super Bowl, which shifted sales into the first week of February this year. These were partially offset by refinements in our underwriting implemented during the fourth quarter. Sales performance in our markets with greater oil industry concentration was consistent with what we experienced during the fourth quarter of fiscal 2016.
"Greater than 60-day delinquency was 9.3% as of February 29, 2016, a sequential decrease from 9.9% as of January 31, 2016, and compared to 9.2% as of February 28, 2015."
All of the above February 29, 2016 amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website at ir.conns.com.
Conn's expects to release March sales and delinquency data on April 7, 2016.

About Conn’s, Inc.
Conn’s is a specialty retailer currently operating approximately 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Forms 10-Q and 10-Q/A and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
The Company makes available in the investor relations section of its website at ir.conns.com updated monthly reports to the holders of its asset-backed notes. This information reflects the performance of the securitized portfolio only, in contrast to the financial statements contained herein, which reflect the performance of all of the Company's outstanding receivables, including those originated subsequent to those included in the securitized portfolio. The website and the information contained on our website are not incorporated in this or any other document filed with the SEC.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400